Exhibit 99.1

Cactus Announces Third Quarter 2020 Results

HOUSTON – November 4, 2020 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced financial and operating results for the third quarter of 2020.
Third Quarter Highlights
•Revenue of $59.8 million;
•Income from operations of $12.6 million;
•Net income of $10.9 million(1) and diluted earnings per Class A share of $0.13(1);
•Net income, as adjusted(2) of $9.5 million and diluted earnings per share, as adjusted(2) of $0.13;
•Adjusted EBITDA(3) and related margin(4) of $24.6 million and 41.1%, respectively;
•Cash flow from operations of $18.9 million;
•Reduced 2020 net capital expenditure guidance to between $17.5 and $22.5 million;
•Cash balance of $273.9 million and no bank debt outstanding as of September 30, 2020; and
•The Board of Directors declared a quarterly cash dividend of $0.09 per share.
Financial Summary

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
	(in thousands)
Revenues	$59,789	$66,548	$160,808
Income from operations	$12,556	$8,875	$47,123
Operating income margin	21.0%	13.3%	29.3%
Net income(1)	$10,886	$9,095	$35,833
Net income, as adjusted(2)	$9,517	$7,367	$36,097
Adjusted EBITDA(3)	$24,550	$22,483	$58,819
Adjusted EBITDA margin(4)	41.1%	33.8%	36.6%

(1)Net income during the third quarter of 2020 is inclusive of $1.9 million in expense related to the revaluation of the tax receivable agreement liability. Net income during the second quarter of 2020 is inclusive of $0.9 million in non-routine charges related to severance and $1.3 million in additional income related to the revaluation of the tax receivable agreement liability. Net income during the third quarter of 2019 is inclusive of $4.1 million in additional tax expenses related to the write-off of foreign tax credits and the reduction in expected future state tax benefits.
(2)Net income, as adjusted and diluted earnings per share, as adjusted are non-GAAP financial measures. These figures assume Cactus, Inc. held all units in Cactus Wellhead, LLC (“Cactus LLC”), its operating subsidiary, at the beginning of the period. Additional information regarding net income, as adjusted and diluted earnings per share, as adjusted and the reconciliation of GAAP to non-GAAP financial measures are in the Supplemental Information tables.
(3)Adjusted EBITDA is a non-GAAP financial measure. See definition of Adjusted EBITDA and the reconciliation of GAAP to non-GAAP financial measures in the Supplemental Information tables.
(4)The percentage of Adjusted EBITDA to Revenues.

Scott Bender, President and CEO of Cactus, commented, “The third quarter once again showcased our ability to outperform the U.S. rig count while maintaining strong margins during what we believe was the bottom of the current U.S. industry cycle. Cactus achieved record Product market share(1) of approximately 38% during the third quarter, highlighting the resiliency of our customer base and our track record of winning new customers. I am also pleased to report that Cactus has now generated positive free cash flow in all eleven quarters since going public in early 2018.
“Looking to the fourth quarter, we expect further gains in rigs followed and associated market share will benefit our Product business. While the near-term focus for our Rental business will continue to be on returns and margins, we are encouraged by the recent improvement in industry completion activity. We believe that total Company quarterly revenues have bottomed and expect an improvement going forward.”
Mr. Bender concluded, “Cactus has proven its ability to generate significant free cash flow and income through the downcycle. In the same vein, management has also further reduced its full year 2020 net capital expenditure budget. We believe the industry's most pronounced activity decline in decades is behind us and we are now turning our attention to the recovery. This team is excited to see the potential benefits that greater operating leverage provides our business as activity levels increase, both in the U.S. and internationally.”
(1)Additional information regarding market share and rigs followed is located in the Supplemental Information tables.

Revenue Categories
Product

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
	(in thousands)
Product revenue	$35,857	$40,893	$92,582
Gross profit	$15,978	$14,931	$34,814
Gross margin	44.6%	36.5%	37.6%

Third quarter 2020 product revenue decreased $5.0 million, or 12.3%, sequentially, as sales of wellhead and production related equipment decreased primarily due to lower drilling activity in the U.S., which was partially offset by market share gains. Gross profit increased $1.0 million, or 7.0%, sequentially, with margins increasing 810 basis points driven largely by $5.4 million in credits related to tariff refunds, up from $3.1 million during the second quarter of 2020.

Rental

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
	(in thousands)
Rental revenue	$9,881	$11,535	$35,528
Gross profit	$234	$860	$18,334
Gross margin	2.4%	7.5%	51.6%

Third quarter 2020 rental revenue decreased $1.7 million, or 14.3%, sequentially, as our customers’ level of completion activity was lower during the quarter. Gross profit decreased $0.6 million sequentially and margins decreased 510 basis points due largely to depreciation expense representing a higher percentage of revenue during the period.

Field Service and Other

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
	(in thousands)
Field service and other revenue	$14,051	$14,120	$32,698
Gross profit	$4,728	$2,634	$7,323
Gross margin	33.6%	18.7%	22.4%

Third quarter 2020 field service and other revenue decreased $0.1 million, or 0.5%, sequentially, as lower customer activity drove a slight decrease in associated billable hours and ancillary services. Gross profit increased $2.1 million, or 79.5%, sequentially, with margins increasing by 1,490 basis points sequentially due to lower depreciation, tooling and payroll-related expenses, improved labor and equipment utilization and the rationalization of the Company’s field service vehicle fleet.
Selling, General and Administrative Expenses (“SG&A”)
SG&A for the third quarter of 2020 was $8.4 million (14.0% of revenues), compared to $8.7 million (13.1% of revenues) for the second quarter of 2020 and $13.3 million (8.3% of revenues) for the third quarter of 2019. The sequential decrease was primarily due to lower payroll expenses.
Liquidity, Capital Expenditures and Other
As of September 30, 2020, the Company had $273.9 million of cash and no bank debt outstanding. Operating cash flow was $18.9 million for the third quarter of 2020. During the third quarter, the Company made dividend payments and associated distributions of $6.8 million. The Company also made tax receivable agreement payments and associated distributions of $22.6 million during the third quarter stemming from 2019 imputed tax liabilities.
Net cash used in investing activities represented a cash inflow of $0.1 million during the third quarter of 2020 as capital expenditures were more than offset by proceeds from the sale of assets. The Company reduced its full year 2020 net capital expenditure guidance to between $17.5 and $22.5 million.
During the third quarter, Cactus recognized $6.0 million in refunds pursuant to tariff exclusions granted by the U.S. Trade Representative. The refunds reduced cost of revenue during the period. As previously disclosed, a majority of the Company's tariff exclusions were not extended past August 2020.
Quarterly Dividend
The Board of Directors (the “Board”) has approved the payment of a cash dividend of $0.09 per share of Class A common stock to be paid on December 17, 2020 to holders of record of Class A common stock at the close of business on November 30, 2020. A corresponding distribution of up to $0.09 per CW Unit has also been approved for holders of CW Units of Cactus Wellhead, LLC.

Conference Call Details
The Company will host a conference call to discuss financial and operational results tomorrow, Thursday, November 5, 2020 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).
The call will be webcast on Cactus’ website at www.CactusWHD.com. Institutional investors and analysts may participate by dialing (866) 670-2203. International parties may dial (630) 489-9861. The access code is 9195227. Please access the webcast or dial in for the call at least 10 minutes ahead of start time to ensure a proper connection.
An archived webcast of the conference call will be available on the Company’s website shortly after the end of the call.
About Cactus, Inc.
Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers in the United States, which are strategically located in the key oil and gas producing regions, including the Permian, SCOOP/STACK, Marcellus, Utica, Haynesville, Eagle Ford and Bakken, among other areas, and in Eastern Australia.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Cactus’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “potential,” “will,” “hope” or other similar words and include the Company’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other factors noted in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the Securities and Exchange Commission. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement.
Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com
Source: Cactus, Inc.

Cactus, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands, except per share data)
Revenues
Product revenue	$35,857	$92,582	$163,781	$273,716
Rental revenue	9,881	35,528	57,579	113,601
Field service and other revenue	14,051	32,698	59,116	100,859
Total revenues	59,789	160,808	280,476	488,176

Costs and expenses
Cost of product revenue	19,879	57,768	101,976	168,303
Cost of rental revenue	9,647	17,194	39,661	54,435
Cost of field service and other revenue	9,323	25,375	44,620	79,105
Selling, general and administrative expenses	8,384	13,348	30,739	39,268
Severance expenses	—	—	1,864	—
Total costs and expenses	47,233	113,685	218,860	341,111
Income from operations	12,556	47,123	61,616	147,065

Interest income, net	218	373	851	489
Other income (expense), net	(1,865)	558	(555)	(484)
Income before income taxes	10,909	48,054	61,912	147,070
Income tax expense	23	12,221	8,833	22,041
Net income	$10,886	$35,833	$53,079	$125,029
Less: net income attributable to non-controlling interest	4,653	16,494	21,835	57,475
Net income attributable to Cactus, Inc.	$6,233	$19,339	$31,244	$67,554

Earnings per Class A share - basic	$0.13	$0.41	$0.66	$1.53
Earnings per Class A share - diluted (a)	$0.13	$0.41	$0.64	$1.50

Weighted average shares outstanding - basic	47,510	47,095	47,406	44,260
Weighted average shares outstanding - diluted (a)	75,622	47,322	75,427	75,337

(a)Dilution for the three and nine months ended September 30, 2020 includes $4.7 million and $23.2 million, respectively, of additional pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 25.5%, and 27.9 million weighted average shares of Class B common stock plus the dilutive effect of restricted stock unit awards. Dilution for the three months ended September 30, 2019 excludes 28.0 million shares of Class B common stock as the effect would be anti-dilutive. Dilution for the nine months ended September 30, 2019 includes an additional $60.1 million of pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 24%, and 30.8 million weighted average shares of Class B common stock plus the dilutive effect of restricted stock unit awards.

Cactus, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2020	2019
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$273,941	$202,603
Accounts receivable, net	40,290	87,865
Inventories	87,702	113,371
Prepaid expenses and other current assets	9,961	11,044
Total current assets	411,894	414,883

Property and equipment, net	148,696	161,748
Operating lease right-of-use assets, net	24,167	26,561
Goodwill	7,824	7,824
Deferred tax asset, net	217,659	222,545
Other noncurrent assets	1,248	1,403
Total assets	$811,488	$834,964

Liabilities and Equity
Current liabilities
Accounts payable	$15,573	$40,957
Accrued expenses and other current liabilities	14,565	22,067
Current portion of liability related to tax receivable agreement	8,902	14,630
Finance lease obligations, current portion	4,009	6,735
Operating lease liabilities, current portion	4,948	6,737
Total current liabilities	47,997	91,126

Deferred tax liability, net	792	1,348
Liability related to tax receivable agreement, net of current portion	194,616	201,902
Finance lease obligations, net of current portion	2,286	3,910
Operating lease liabilities, net of current portion	19,237	20,283
Total liabilities	264,928	318,569

Equity	546,560	516,395
Total liabilities and equity	$811,488	$834,964

Cactus, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Cash flows from operating activities
Net income	$53,079	$125,029
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	31,262	28,264
Deferred financing cost amortization	126	126
Stock-based compensation	6,436	5,257
Provision for expected credit losses	341	255
Inventory obsolescence	3,376	1,708
(Gain) loss on disposal of assets	(1,810)	820
Deferred income taxes	5,182	15,072
(Gain) loss from revaluation of liability related to tax receivable agreement	555	(558)
Changes in operating assets and liabilities:
Accounts receivable	48,190	(8,326)
Inventories	19,188	(14,513)
Prepaid expenses and other assets	1,127	4,032
Accounts payable	(23,753)	(4,334)
Accrued expenses and other liabilities	(7,607)	4,694
Payments pursuant to tax receivable agreement	(14,207)	(9,335)
Net cash provided by operating activities	121,485	148,191

Cash flows from investing activities
Capital expenditures and other	(21,908)	(40,526)
Proceeds from sale of assets	5,414	2,811
Net cash used in investing activities	(16,494)	(37,715)

Cash flows from financing activities
Payments on finance leases	(4,298)	(5,660)
Dividends paid to Class A common stock shareholders	(12,847)	—
Distributions to members	(15,560)	(5,853)
Repurchase of shares	(1,385)	(1,529)
Net cash used in financing activities	(34,090)	(13,042)

Effect of exchange rate changes on cash and cash equivalents	437	(730)

Net increase in cash and cash equivalents	71,338	96,704

Cash and cash equivalents
Beginning of period	202,603	70,841
End of period	$273,941	$167,545

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
Net income, as adjusted and diluted earnings per share, as adjusted
(unaudited)

Net income, as adjusted and diluted earnings per share, as adjusted are not measures of net income as determined by GAAP. Net income, as adjusted and diluted earnings per share, as adjusted are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements. Cactus defines net income, as adjusted as net income assuming Cactus, Inc. held all units in Cactus LLC, its operating subsidiary, at the beginning of the period, with the resulting additional income tax expense related to the incremental income attributable to Cactus, Inc. Net income, as adjusted, also includes certain other adjustments described below. Cactus defines diluted earnings per share, as adjusted as net income, as adjusted divided by weighted average shares outstanding, as adjusted. The Company believes this supplemental information is useful for evaluating performance period over period.

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
	(in thousands, except per share data)
Net income	$10,886	$9,095	$35,833
Adjustments:
Severance expenses, pre-tax (1)	—	857	—
Other non-operating (income) expense, pre-tax (2)	1,865	(1,310)	(558)
Income tax expense differential (3)	(3,234)	(1,275)	822
Net income, as adjusted	$9,517	$7,367	$36,097

Diluted earnings per share, as adjusted	$0.13	$0.10	$0.48

Weighted average shares outstanding, as adjusted (4)	75,622	75,367	75,340

(1)Represents non-routine charges related to severance benefits.
(2)Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.
(3)Represents the increase or decrease in tax expense as though Cactus, Inc. owned 100% of Cactus LLC at the beginning of the period, calculated as the difference in tax expense recorded during each period and what would have been recorded, adjusted for pre-tax items listed above, based on a corporate effective tax rate of 25.5% on income before income taxes for the three months ended September 30, 2020, 26.0% for the three months ended June 30, 2020 and 24.0% for the three months ended September 30, 2019.
(4)Reflects 47.5, 47.4, and 47.1 million weighted average shares of basic Class A common stock and 27.9, 27.9 and 28.0 million of additional shares for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, as if the weighted average shares of Class B common stock were exchanged and canceled for Class A common stock at the beginning of the period, plus the effect of dilutive securities.

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
(unaudited)

EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding the other items outlined below.

Cactus management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to financing methods or capital structure, or other items that impact comparability of financial results from period to period. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. The Company’s computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Cactus presents EBITDA and Adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting the Company’s business.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
	(in thousands)			(in thousands)
Net income	$10,886	$9,095	$35,833	$53,079	$125,029
Interest income, net	(218)	(223)	(373)	(851)	(489)
Income tax expense	23	1,313	12,221	8,833	22,041
Depreciation and amortization	9,762	10,520	10,007	31,262	28,264
EBITDA	20,453	20,705	57,688	92,323	174,845
Severance expenses (1)	—	857	—	1,864	—
Other non-operating (income) expense (2)	1,865	(1,310)	(558)	555	(558)
Secondary offering related expenses	—	—	—	—	1,042
Stock-based compensation	2,232	2,231	1,689	6,436	5,257
Adjusted EBITDA	$24,550	$22,483	$58,819	$101,178	$180,586

(1)Represents non-routine charges related to severance benefits.
(2)Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.

Cactus, Inc. – Supplemental Information
Depreciation and Amortization by Category
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
	(in thousands)			(in thousands)
Cost of product revenue	$802	$863	$884	$2,693	$2,411
Cost of rental revenue	6,936	7,121	6,384	21,399	17,867
Cost of field service and other revenue	1,803	2,286	2,558	6,474	7,486
Selling, general and administrative expenses	221	250	181	696	500
Total depreciation and amortization	$9,762	$10,520	$10,007	$31,262	$28,264

Cactus, Inc. – Supplemental Information
Estimated Market Share
(unaudited)

Market share represents the average number of active U.S. onshore rigs Cactus followed (which Cactus defines as the number of active U.S. onshore drilling rigs to which it was the primary provider of wellhead products and corresponding services during drilling) as of mid-month for each of the three months in the applicable quarter divided by the Baker Hughes U.S. onshore rig count quarterly average. Cactus believes that comparing the total number of active U.S. onshore rigs to which it was providing its products and services at a given time to the number of active U.S. onshore rigs during the same period provides Cactus with a reasonable approximation of its market share with respect to wellhead products sold and the corresponding services it provides.

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Cactus U.S. onshore rigs followed	91	112	256
Baker Hughes U.S. onshore rig count quarterly average	240	378	894
Market share	37.9%	29.6%	28.6%